Exhibit 10.2

CONFIDENTIAL

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLY AGREEMENT

BETWEEN

CYDEX PHARMACEUTICALS, INC.

AND

MEI PHARMA, INC.

DATED: September 28, 2012

TABLE OF EXHIBITS

Exhibit	Title	Page
A.	PURCHASE PRICES FOR CAPTISOL	A-1

B.	SPECIFICATIONS	B-1

i

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made this 28th day of September, 2012 (the “Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation, with offices at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037) (“CyDex”); and

MEI PHARMA, INC., a Delaware corporation, with offices at 11975 El Camino Real, Suite 101, San Diego, California 92130 (“Company”).

RECITALS

WHEREAS, CyDex is engaged in the business of developing and commercializing novel drug delivery technologies designed to enhance the solubility and effectiveness of existing and development-stage drugs;

WHEREAS, CyDex is the exclusive supplier of Captisol®, a drug formulation system designed to enhance the solubility and stability of drugs;

WHEREAS, CyDex desires to supply and Company desires to purchase Captisol from CyDex, under the terms and conditions set forth herein; and

WHEREAS, CyDex and Company are contemporaneously entering into a License Agreement (the “License Agreement”);

NOW, Therefore, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

For the purposes of this Agreement, the following definitions shall apply:

“Captisol” means sulfobutylether ß(beta) cyclodextrin, sodium salt. CyDex supplies such material under the Captisol® brand, manufactured in accordance with the Specifications and the applicable DMF.

“Clinical Grade Captisol” means Captisol which (i) has been manufactured under GMP conditions, (ii) is intended for use in humans, and (iii) is intended for clinical trials for the Licensed Products.

“Commercial Grade Captisol” means Captisol which (i) has been manufactured under GMP conditions, (ii) is intended for use in humans, and (iii) is intended for commercial sale of the Licensed Products.

“Commercial Grade Shortfall” shall have the meaning defined in Section 4.2.

“Defect” and “Defective” shall have the meanings defined in Section 3.6(b).

“Detailed Forecast” shall have the meaning defined in Section 3.2.

“First Commercial Order Date” shall have the meaning defined in Section 3.1.

“Generic Captisol” [***]

“Generic Supplier” [***]

“GMP” means manufactured under conditions of current good manufacturing practices for bulk excipients as set forth in U.S. Pharmacopeia <1078> as of the Effective Date or any successor thereto.

“Latent Defect” shall have the meaning defined in Section 3.6(c).

“Minimum Remaining Shelf Life” means with respect to Captisol, a remaining shelf life of not less than the longer of (i) four years or (ii) the period that is 80% of the duration of stability reasonably confirmed by CyDex in the ordinary course of its stability testing program.

“Notice” shall have the meaning defined in Section 4.1.

“Notice of Termination” shall have the meaning defined in Section 6.2.

“Permitted Purchaser Requirements” means the requirements during the Term of all Permitted Purchasers for Captisol for sale or use in the Territory.

“Permitted Purchasers” means, collectively: (i) Company; (ii) Affiliates of Company; (iii) Sublicensees of Company; and (iv) all Contract Manufacturers for Company, Affiliates of Company and Sublicensees and assignees permitted in accordance with the License Agreement.

“Purchase Volume Limitations” shall have the meaning defined in Section 3.3.

“Q1”, “Q2”, “Q3” and “Q4” shall have the meanings defined in Section 3.2.

“Significant Market Event” shall have the meaning defined in Section 3.2.

“Specifications” means the specifications for Captisol set forth in Exhibit B hereto, as such may be amended from time to time pursuant to Section 3.10.

“Supply Interruption” shall have the meaning defined in Section 3.8(d).

“Term” shall have the meaning defined in Section 6.1.

“Testing Methods” shall have the meaning defined in Section 3.6(a).

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“Third-Party Manufacturer” shall have the meaning defined in Section 2.3.

In addition, any capitalized terms not separately defined herein, including “Affiliate”, “Claim”, “Compound”, “Confidential Information”, “Contract Manufacturer”, “DMF”, “FDA”, “IND”, “Licensed Product”, “Major Market”, “NDA”, “Quality Agreement”, “Sublicensee”, “Territory”, “Third Party” and “Valid Claim” shall have the respective meanings defined in the License Agreement.

2. PURCHASE AND SUPPLY OF CAPTISOL.

2.1 Purchase Commitment. Subject to the provisions of this Agreement and so long as CyDex is not in breach of any material term under this Agreement, Company agrees that Company and the other Permitted Purchasers shall purchase and CyDex shall supply 100% of the Permitted Purchaser Requirements for Captisol during the Term. Except as provided in Section 3.8(d), this Agreement and the License Agreement do not grant Company or any other Permitted Purchaser the right to manufacture (or have manufactured on their behalf) under Licensed Patents, Captisol, without CyDex’s prior written consent except as otherwise set forth in this Agreement.

2.2 Supply Commitment. CyDex agrees that CyDex shall produce (or have produced for it as set forth in Section 2.3), sell and deliver to Company and the other Permitted Purchasers 100% of the Permitted Purchaser Requirements, subject to the provisions of this Agreement. CyDex shall only be required to sell Captisol pursuant to this Agreement. Company shall place orders for Captisol on behalf of itself and the other Permitted Purchasers, and shall guarantee payment to CyDex of all amounts payable with respect thereto.

2.3 Third-Party Manufacturers. Without limiting CyDex’s responsibility under this Agreement, CyDex shall have the right, subject to Section 3.10 and upon written notice to Company, to satisfy its supply obligations to Company hereunder either in whole or in part through arrangements with third parties engaged by CyDex to perform services or supply facilities or goods in connection with the manufacture or testing of Captisol (each, a “Third-Party Manufacturer”). CyDex shall guarantee the performance of all Third-Party Manufacturers and shall promptly notify Company of the name and other relevant information of any Third-Party Manufacturer intended to be used by CyDex to satisfy its supply obligations of Captisol to any Permitted Purchasers hereunder. CyDex shall warrant that such Captisol shall, at a minimum, meet the Specifications as set forth in Exhibit B and the Minimum Remaining Shelf Life and have been manufactured in accordance with all applicable laws and regulations, including under conditions of GMP and under the same DMF and manufacturing processes referenced in Company’s IND or NDA. The parties hereby agree that The Hovione Group is a Third-Party Manufacturer as of the Effective Date of this Agreement. Unless otherwise instructed by CyDex, Company shall reference The Hovione Group’s manufacturing processes, and no others, in Company’s INDs and NDAs in each country that the Supply Agreement has not been terminated, except (i) [***] or (ii) in the event CyDex notifies Company that it is using a different Third Party Manufacturer. If CyDex decides to change or add a Third Party Manufacturer, or if the facilities of a Third Party Manufacturer used to supply Captisol are changed, CyDex shall use commercially reasonable efforts to continue to supply Company from the original manufacturing site listed in the Company’s regulatory filings until Company has obtained any required amendment or other modification of the regulatory approvals for Licensed Products.

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2.4 Restrictions. Company covenants and agrees that: (i) all Captisol supplied by CyDex pursuant to this Agreement shall be for use only in Licensed Products (except for testing, etc., required by Company, Permitted Purchasers and/or regulatory authorities, in relation to Licensed Products); (ii) Company shall obtain the written agreement of each Permitted Purchaser to not resell Captisol as a standalone product and only use Captisol in accordance with (i) above; and (iii) [***]

3. SUPPLY TERMS.

3.1 Long-Term Forecast. Company will use commercially reasonable efforts to provide to CyDex, at least one year before the date on which Company anticipates issuing its first purchase order to CyDex for Commercial Grade Captisol (the “First Commercial Order Date”), a non-binding forecast setting forth Company’s estimate of the required quantities of Commercial Grade Captisol for each of the following two years. Such non-binding long-term forecast shall thereafter be updated by Company at least once every 12 months.

3.2 Binding Detailed Forecast. At least one calendar quarter before the First Commercial Order Date, Company shall provide to CyDex a detailed rolling forecast setting forth Company’s requirements (inclusive of all Permitted Purchaser Requirements) and anticipated delivery schedules for Commercial Grade Captisol for each calendar quarter during a 12 month period (the “Detailed Forecast”) which includes the calendar quarter in which the First Commercial Order Date occurs and the next three calendar quarters. For purposes of this Agreement, a calendar quarter means the consecutive three month period ending March 31, June 30, September 30, and December 31, respectively. The Detailed Forecast shall thereafter be updated by Company quarterly on a rolling basis, no later than the first day of each calendar quarter, so that in each calendar quarter CyDex shall have been provided with a rolling Detailed Forecast for each calendar quarter during the 12 month period commencing on the first day of the next calendar quarter following the date on which such Detailed Forecast is submitted. Following the six (6) month anniversary of the First Commercial Order Date, the Detailed Forecast shall be firm and binding on Company, subject to the permissible variances set forth in Section 3.3 below, with respect to the first, second and third calendar quarters covered by such updated Detailed Forecast (“Q1”, “Q2”, “Q3”, respectively, and where the fourth calendar quarter shall be “Q4”). Q4 of such Detailed Forecast shall not be binding and shall be provided for the sole purpose of planning; provided, that if Company fails to provide any updated Detailed Forecast in accordance with this Section 3.2, the Detailed Forecast last provided by Company shall be deemed to be Company’s binding Detailed Forecast for the next succeeding 12 month period, and with the same quantity and timing as had been forecasted (or deemed to be forecasted) for the fourth quarter of the prior Detailed Forecast being repeated as the forecasted quantity and timing for the new Detailed Forecast’s fourth quarter.

Notwithstanding the foregoing, if following the six (6) month anniversary of the First Commercial Order Date either (1) a Generic Supplier enters the market, (2) a significant Licensed Product or Captisol has any significant efficacy or safety concerns, or (3) any regulatory approvals for Captisol and/or a significant Licensed Product are suspended or revoked in a country in the Territory, and Company reasonably believes that such occurrence will have a significant effect upon its Detailed Forecasts (such occurrence, a “Significant Market Event”), then only Q1 of the Detailed Forecast provided to CyDex immediately before such Significant Market Event shall be

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firm and binding, while Q2, Q3 and Q4 shall not be binding and shall be provided for the sole purpose of planning.

3.3 Detailed Forecast Variances. Following the six (6) month anniversary of the First Commercial Order Date and absent a Significant Market Event, each updated Detailed Forecast may modify the amount of Commercial Grade Captisol estimated in the previous Detailed Forecast in accordance with the following limitations (the “Purchase Volume Limitations”):

(i) for the Q1 covered by such updated Detailed Forecast, no change in excess of a 25% volume increase or decrease may be made to the forecast provided for the Q2 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex;

(ii) for the Q2 covered by such updated Detailed Forecast, no change in excess of a 50% volume increase or decrease may be made to the forecast provided for the Q3 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex; and

(iii) for the Q3 covered by such updated Detailed Forecast, no change in excess of a 75% volume increase or decrease may be made to the forecast provided for the Q4 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex.

3.4 Supply.

(a) Purchase Orders. Together with each Detailed Forecast provided under Section 3.2, Company shall place a firm purchase order with CyDex, for Company’s order of Commercial Grade Captisol for the first calendar quarter of the Detailed Forecast for delivery consistent with the Detailed Forecast. Each purchase order, for all grades of Captisol, shall specify: (i) the grade of Captisol ordered (i.e., Commercial Grade Captisol or Clinical Grade Captisol); (ii) quantities; (iii) delivery dates; and (iv) reasonable shipping instructions and packaging requirements. Any firm purchase order for Captisol, to the extent it does not request more or less than the Purchase Volume Limitations (in the case of Commercial Grade Captisol ordered) nor request a delivery date less than 60 nor more than 100 days after the date of such purchase order (in the case of any grade of Captisol ordered), shall be deemed accepted by CyDex upon receipt by CyDex. With respect to quantities of Commercial Grade Captisol ordered pursuant to such purchase order that exceed the Purchase Volume Limitations, CyDex shall not be obligated to accept the excess portion of such purchase order but nevertheless shall use good faith efforts to fill such orders for such excess quantities from available supplies other than safety stock. If CyDex, despite the use of good faith efforts, is unable to supply such quantities that exceed the Purchase Volume Limitations for Commercial Grade Captisol, such inability to supply shall not be deemed to be a breach of this Agreement by CyDex or a failure by CyDex to supply for any purpose. CyDex shall use commercially reasonable efforts to notify Company as soon as possible, but no less than within 14 days, after its receipt of a purchase order of its ability to fill any amounts of such order that are in excess of the Purchase Volume Limitation for Commercial Grade Captisol. If any purchase order or other document submitted by Company hereunder or any other document passing between the parties contains terms or conditions in addition to or inconsistent with the terms of this Agreement, the terms of this Agreement shall control and prevail and the parties hereby agree that such additional or inconsistent terms shall simply be ignored and deemed not to exist, unless they are handwritten and expressly identified as being additional to or inconsistent with this Section 3.4 and are signed by officers of both parties next to the handwriting.

(b) Safety Stock. CyDex shall establish and maintain, solely for the benefit of the Permitted Purchasers, a safety stock of Captisol equivalent to the amounts forecasted by Company in Q2 of each Detailed Forecast. CyDex shall keep Company reasonably informed of the level of inventory identified as the safety stock and shall notify Company in the event any deliveries to Company deplete safety stock levels.

3.5 Delivery. [***]

3.6 Quality Control; Acceptance and Rejection.

(a) Quality Control. The Parties shall negotiate in good faith a mutually agreeable Quality Agreement. It is anticipated that the Quality Agreement would clearly describe audit rights and procedures, which shall be consistent with this Agreement. CyDex shall conduct or have conducted quality control testing of Captisol before shipment in accordance with the Quality Agreement, Specifications, all applicable laws and regulations, including GMP and other CyDex-approved quality control testing procedures (the “Testing Methods”). CyDex shall retain or have retained accurate and complete records pertaining to such testing. Each shipment of Captisol hereunder shall be accompanied by a certificate of analysis for each lot of Captisol therein signed by the responsible quality control official of CyDex. Such certificate must include the results (whether numerical or otherwise) for each test performed that verifies that the Captisol is in compliance with the Specifications, as well as a statement that the subject lot was manufactured under conditions of GMP and in accordance with the appropriate DMF and all applicable laws and regulations.

(b) Acceptance Testing. Company shall have a period of 30 days from the date of receipt to test or cause to be tested Captisol supplied under this Agreement. Company or its designee shall have the right to reject by notice to CyDex any shipment of Captisol that does not conform in all material respects with the Specifications, DMF, the Minimum Remaining Shelf Life, applicable laws and regulations, including GMP or is otherwise defective or not in compliance with the applicable purchase order (including any packaging instructions set forth therein) or the terms of this Agreement at the time of delivery pursuant to Section 3.5 when tested in accordance with the Testing Methods (such Captisol thereby having a “Defect” and upon proper rejection, deemed “Defective”). All shipments of Captisol shall be deemed accepted by Company unless CyDex receives written notice of rejection from Company within such 30 day period describing the reasons for the rejection in reasonable detail. Once a delivery of Captisol is accepted or deemed accepted

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hereunder, Company shall have no recourse against CyDex in the event Captisol is subsequently deemed unsuitable for use for any reason, except as provided in Section 10.1 of the License Agreement or except in circumstances where the Defect is deemed a Latent Defect.

(c) Latent Defects. As soon as either party becomes aware of any Defect in any Captisol lot which either (i) existed at the time of acceptance but was not discovered after a reasonable inspection or (ii) arose, before the first anniversary of actual or deemed acceptance, by no fault of any Permitted Purchasers (each such Defect, a “Latent Defect”), it will promptly notify the other party of such event (including reasonable details and the lot involved). If Captisol accepted by Company becomes non-conforming by virtue of the Latent Defect, Company may place the lot on quality assurance hold pending CyDex’s investigation and a final resolution of the claimed Latent Defect. In the event that such Captisol is found to contain a Latent Defect, such Captisol will be deemed rejected as of the date of the notice, and the rights and obligations of the parties with respect to the rejected Captisol will thereafter be governed by the same process as governs acceptance testing set forth below.

(d) Confirmation. After its receipt of a notice of rejection from Company pursuant to Section 3.6(b) or (c) above, CyDex shall notify Company as soon as reasonably practical whether it accepts Company’s basis for rejection and Company shall cooperate with CyDex in determining whether such rejection was necessary or justified. If the parties are unable to agree as to whether a shipment of Captisol supplied by CyDex or its Third-Party Manufacturer hereunder is Defective, such question shall be submitted to an independent quality control laboratory mutually agreed upon by the parties. The findings of such independent laboratory shall be binding upon the parties. The cost of the independent quality control laboratory shall be borne by the party whose results are shown by such laboratory to have been incorrect.

(e) Return or Destruction of Rejected Shipments. Company may not return or destroy any batch of Captisol until it receives written notification from CyDex that CyDex does not dispute that the batch or material portion thereof is Defective. CyDex will indicate in its notice either that Company is authorized to destroy the rejected batch of Captisol or that CyDex requires return of the rejected Captisol. Upon written authorization from CyDex to do so (which authorization shall be deemed an admission that the batch was properly rejected by Company), Company shall promptly destroy the rejected batch of Captisol and provide CyDex with written certification of such destruction, or, if the request so states, Company shall promptly return the rejected batch of Captisol to CyDex. In each case, CyDex will reimburse Company for the documented, reasonable costs associated with the destruction or return of the rejected Captisol.

(f) Independent Testing. If there is a dispute as to whether any batch is Defective or has been properly rejected, then the Parties shall designate a mutually acceptable Third Party laboratory to make a determination on such matter from a sample obtained from the rejected batch. The decision of the Third Party laboratory shall be binding on all parties hereto and all expenses related to such Third Party investigation shall be borne by the party found to have been mistaken. Should such Third Party laboratory confirm Company’s claim, the batch will be deemed to be Defective and properly rejected and may be returned or destroyed in accordance with CyDex’s instructions.

(g) Refund or Replacement. Company shall not be required to pay any invoice with respect to any shipment of Captisol properly rejected pursuant to this Section 3.6. Notwithstanding the foregoing, Company shall be obligated to pay in full for any rejected shipment of Captisol that is not subsequently determined to be Defective, irrespective of whether Company has already paid CyDex for a replacement shipment. If Company pays in full for a shipment of Captisol and subsequently properly rejects such shipment in accordance with this Section 3.6, Company shall be entitled in addition to any other rights or remedies Company may have under this Agreement, upon confirmation that such shipment or material portion thereof is Defective, at its election, either: (i) to a refund or credit equal to the purchase price, shipping, insurance and other incidental expenses paid with respect to such rejected shipment; or (ii) to require CyDex to replace such rejected shipment with non-Defective Captisol at no additional cost to Company. Company acknowledges and agrees that, except for the indemnification obligations set forth in Section 10.1 of the License Agreement, Company’s rights to a refund or credit for or to receive replacement of properly rejected shipments of Captisol hereunder shall be Company’s sole and exclusive remedy, and CyDex’s sole obligation, with respect to Defective or non-conforming Captisol delivered hereunder.

(h) Exceptions. Company’s rights of rejection, return, refund and replacement set forth in this Section 3.6 shall not apply to any Captisol that is Defective due to damage (i) caused by Company, its Affiliates or Permitted Purchasers or their respective employees or agents, including but not limited to misuse, neglect, improper storage, transportation or use beyond any dating provided or (ii) that occurs after delivery of such Captisol to the carrier at the point of delivery, including but not limited to any damage caused thereafter by accident, fire or other hazard; and CyDex shall have no liability or responsibility to Company with respect thereto.

3.7 Facilities and Inspections. CyDex shall permit, and shall use commercially reasonable efforts to induce each Third-Party Manufacturer to permit, a reasonable and limited number of Company’s authorized representatives, during normal working hours and upon reasonable prior notice to CyDex but in no event less than 30 days prior notice (subject to Third-Party Manufacturer’s consent to be reasonably sought by CyDex), to confidentially inspect for a reasonable and limited number of days that portion of all CyDex facilities utilized for the manufacture, preparation, processing, storage or quality control of Captisol or such facilities of any Third-Party Manufacturer, no more frequently than once per calendar year; provided, however, if a defect in Licensed Product is attributed to Defective Captisol, there are pending Licensed Product recall decisions, or significant regulatory actions, such as warning letters, then a for-cause audit may be performed by Company upon shorter notice and as frequently as necessary. In addition, Company may, upon prior written notice which is reasonable as to timing and availability, request the ability to conduct additional not for cause audits more frequently than once per year for purposes of due diligence by Company’s existing or prospective partners, Sublicensees, collaborators, acquirers or investors, provided that any such party would assume for CyDex’s benefit similar obligations of confidentiality as those set forth in this Agreement. All costs and expenses associated with the conduct of such not for cause audit, to the extent occurring more frequently than once per year, would be reimbursed by Company to CyDex. Company’s authorized representatives shall be accompanied by CyDex personnel at all times, shall be qualified to conduct such manufacturing audits, shall comply with all applicable rules and regulations relating to facility security, health and safety. Company shall ensure that its authorized representatives conduct each manufacturing audit in such a manner as to not interfere with the normal and ordinary operations of CyDex or its Third-Party Manufacturer. Except as expressly set forth in this Section 3.7, Company, Permitted Purchasers and their respective employees or representatives shall not have access to CyDex’s facilities or the facilities of any Third-Party Manufacturer.

3.8 Inability to Supply.

(a) Additional Site. CyDex may in its discretion seek to induce its current Third-Party Manufacturer to undertake and complete validation, qualification and regulatory approvals for a secondary site for the manufacture of Captisol utilizing the same DMF, Specifications and manufacturing processes as its initial site.

(b) Notice. CyDex shall use commercially reasonable efforts to, within 14 days after CyDex’s receipt of a purchase order from Company, notify Company if CyDex knows it will be unable to supply at the scheduled delivery time any quantity of non-Defective Captisol ordered by Company.

(c) Allocation. If CyDex is unable to supply to Company and/or its Permitted Purchasers the quantity of non-Defective Captisol that CyDex is required to supply hereunder, CyDex shall (i) first utilize the safety stock it was required to maintain pursuant to Section 3.4(b) solely for the benefit of the Permitted Purchasers, (ii) allocate any remaining inventories of Captisol among Company and/or Permitted Purchasers and any other purchasers of Captisol with which CyDex then has an on-going contractual relationship, in proportion to the quantity of Captisol for which each of them has orders pending at such time, (iii) require its Third-Party Manufacturer to utilize the additional site discussed in Section 3.8(a) (if any such additional site has been established) for the supply of any shortfall amounts of Captisol and (iv) take all reasonable steps necessary to minimize supply delays.

(d) Alternate Suppliers.

(i) [***]

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(ii) [***]

3.9 Product Recalls. If any Captisol should be alleged or proven to be Defective, Company shall notify CyDex immediately, and both parties shall cooperate fully regarding the investigation and disposition of any such matter. If (i) Company recalls any Licensed Product, or (ii) the FDA requires the recall of any Licensed Product, and in either case such recall is primarily due to any act or omission of CyDex in general or the Captisol being Defective (either at the time of delivery or due to a Latent Defect), then CyDex agrees, upon substantiation thereof, to refund the purchase price for such Captisol and the costs incurred by Company for such recall including any incidental expenses related thereto. Company shall ensure that Permitted Purchasers maintain records of all sales of Licensed Product sufficient to adequately administer any such recall consistent with applicable laws and regulations.

3.10 Regulatory Status and Specifications.

(a) CyDex shall be solely responsible for maintaining the necessary approvals and authorizations for Captisol from applicable regulatory authorities, including updating and maintaining the DMF.

(b) CyDex shall promptly notify Company on becoming aware of any matters that are likely to affect adversely the regulatory status of Captisol or the ability of CyDex to supply Captisol in accordance with the terms of this Agreement. CyDex shall promptly furnish to Company copies of all reports or correspondence issued by such governmental authority related to the Captisol in connection with such inquiry, notification or inspection and copies of any and all proposed responses or explanations relating to items set forth above. Before submission of any response or explanation to such governmental agency, CyDex shall discuss with Company all such proposed responses or explanations and shall reasonably consider in good faith, in the preparation of final responses or explanations, all comments made by Company that reasonably relate to Captisol.

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(c) Except as set forth herein, CyDex may, after [***] prior written notice to Company, make reasonable, non-material changes to the Specifications and/or the DMF and/or the manufacturing process for Captisol without Company’s prior written consent, provided such changes do not, in Company’s reasonable opinion (i) require Company to conduct additional process validation or stability testing, (ii) require Company to comply with additional clinical study requirements from the FDA or other Major Market regulatory agencies that would be beyond that required for the Licensed Products formulated with Captisol meeting the unmodified Specifications, DMF and/or the manufacturing process, (iii) delay Company’s development or regulatory approval of a Licensed Product, (iv) negatively affect the solubility, stability, shelf life, safety, or efficacy of a Licensed Product, or (v) affect in any Major Market the regulatory status of any Licensed Product or any additional regulatory approvals. In the event of any permitted change to the Specifications, the DMF or the manufacturing process for Captisol effected by CyDex under this Section 3.10(c), CyDex will nonetheless continue to provide Company with Captisol under the unmodified Specifications and manufacturing process under the terms of this Agreement until the sooner of such time that Company has obtained any required approvals for the Specification change or the manufacturing process, as applicable, for Captisol by the FDA and other applicable regulatory agencies, or the third anniversary of such permitted change to the Specifications.

(d) In addition, CyDex may, after [***] prior written notice to Company, offer a different or improved Captisol product for use by third parties (or for use by Company if requested by Company in writing) which requires material changes (including changes not otherwise permitted in subsection (c) above) to the Specifications for Captisol, the DMF for Captisol or the manufacturing process for Captisol, provided that CyDex will nonetheless continue to manufacture and provide to Company Captisol manufactured under the unmodified Specifications, DMF and manufacturing processes for the duration of the Term or as long (but not longer than the duration of the Term) as so requested by Company.

(e) During such [***] periods described in Sections 3.10(c) and 3.10(d) above, Company shall have the opportunity to evaluate and comment upon the reasonableness of any proposed change to the Specifications or the manufacturing process for Captisol. CyDex shall use commercially reasonable efforts to cooperate with Company to, if necessary, have any change approved by the FDA and other regulatory agencies having jurisdiction.

(f) In the event that the FDA or another applicable Major Market regulatory agency requires Company to implement any changes to the Specifications or the manufacturing process for Captisol, CyDex shall make all such changes required by the FDA or such other applicable Major Market regulatory agency; and in the event that Company desires to make any non-mandatory changes to the Specifications or the manufacturing process for Captisol and CyDex elects in its sole discretion to accommodate such desire, CyDex shall make all such changes requested by Company. CyDex shall promptly advise Company as to any lead-time changes or other terms that may result from such a change to the Specifications or the manufacturing process for Captisol. (In such a case, the lead-times specified in Section 3.10(c) shall be inapplicable.) CyDex shall reimburse Company for any Captisol purchased hereunder which is rendered unusable by any change in Specifications or the manufacturing process for Captisol required by the FDA or such other applicable Major Market regulatory agency.

(g) The parties shall use commercially reasonable efforts to cooperate with each other in order to carry out the intent and purposes of this Section 3.10. In addition to the rights set forth above, before a change in any of the Specifications or the manufacturing process for Captisol

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(other than a change required by the FDA or another applicable regulatory agency having jurisdiction), Company shall have the right make a one-time bulk purchase of Captisol (in addition to any amounts previously forecast) pursuant to a separately issued purchase order and CyDex shall use commercially reasonable efforts to accommodate and deliver the same in a reasonably timely manner.

3.11 Orders of Clinical Grade Captisol. During Company’s clinical development of any Licensed Product, (a) Company or a Permitted Purchaser shall provide CyDex with purchase orders from time to time as needed for Clinical Grade Captisol, and (b) CyDex shall accept and fulfill all such purchase orders for Clinical Grade Captisol, provided that such purchase order is consistent with the terms of Section 3.4(a). Sections 3.4, 3.5, 3.6 and 3.8 shall apply to such order.

4. COMPENSATION.

4.1 Pricing. The purchase prices for Captisol pursuant to this Agreement are as specified in Exhibit A. CyDex reserves the right to increase such purchase prices set forth in Exhibit A on each January 1 during the Term, upon not less than 30 days’ prior written notice to Company, by a percentage equal to the aggregate percentage increase, if any, in the Producer Price Index, Pharmaceutical Preparation Mfg—PCU325412325412 as reported by the Bureau of Labor Statistics, U.S. Department of Labor, for the 12 month period ending October 31 of the prior year, subject to an annual cap of three percent (3%). Notwithstanding the foregoing, in the event Generic Captisol is available by a Generic Supplier for use in a country in the Territory, Company may give CyDex written notice of its desire to discuss modifying the purchase price with respect to any Captisol intended for use in Licensed Products in such country in order to make it competitive with a price being offered by a Generic Supplier (“Notice”). This notice may be provided each time such Generic Supplier lowers the price of its Generic Captisol. Within 14 days after receipt of a Notice, the parties shall agree to a mutually acceptable time to discuss, consult and negotiate with each other in good faith a revised supply price satisfactory to CyDex and Company for such quantities of Captisol in respect of such countries. If a revised purchase price satisfactory to Company is not reached within 30 days of the day a Notice is received by CyDex, Company shall have the right to terminate its obligation to purchase exclusively from CyDex any quantities of Captisol intended for Licensed Products to be sold in such country in which Generic Captisol is available.

4.2 Shortfall Reimbursement (Take or Pay). If Company fails to order (pursuant to and in compliance with Article 3) for the Q1 of any Detailed Forecast a quantity of Commercial Grade Captisol to be delivered during such Q1 (or within 100 days after the firm purchase order is placed) that is equal to or greater than the quantity of Commercial Grade Captisol Company is obligated to purchase pursuant to the applicable Detailed Forecast (the difference between the quantity of Commercial Grade Captisol Company is obligated to purchase in Q1 pursuant to the applicable Detailed Forecast and the amount of Commercial Grade Captisol that Company actually orders for delivery in Q1 (or within 60 days after the firm purchase order is placed), the “Commercial Grade Shortfall”), then Company shall either (a) pay CyDex 60% of the purchase price hereunder for the Commercial Grade Shortfall amount and in such case shall not be entitled to receive delivery of such Commercial Grade Shortfall amount or (b) pay CyDex 100% of the purchase price hereunder for the Commercial Grade Shortfall amount and in such case shall be entitled to receive delivery of such Commercial Grade Shortfall amount. In either event, such payment must be made within 20 days after the end of the Q1. This Section 4.2 is based on the time stated for delivery in the original order, as opposed to the time delivery is actually made.

4.3 Payments; Taxes. All amounts due hereunder are stated in, and shall be paid in, U.S. Dollars. Payment of CyDex’s invoices shall be made, except to the extent disputed in good faith, within 30 days of Company’s receipt of such invoices. The purchase prices for Captisol specified in Exhibit A exclude all applicable sales, use, and other taxes, and Company will be responsible for payment of all such taxes (other than taxes based on CyDex’s income), fees, duties, and charges, and any related penalties and interest, arising from the payment of amounts due hereunder. Unpaid and undisputed balances shall accrue interest, from due date until paid, at an annual interest rate equal to the prime rate, as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due (or the last previous publication date if such date is not a publication date), plus an additional 200 basis points (2%). If any amount due hereunder and not subject to a reasonable, good-faith dispute by Company remains outstanding for more than 30 days after its due date, CyDex may, in addition to any other rights or remedies it may have, refuse to ship Captisol hereunder except upon payment by Company in advance.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Limited Warranty. CyDex warrants solely to Company that:

(a) all Captisol sold to Company pursuant to this Agreement shall conform to the respective Specifications (as applicable for Clinical Grade Captisol or Commercial Grade Captisol), the DMF, the Minimum Remaining Shelf Life and all applicable laws, including GMP, at the time of delivery and shall not, before the first anniversary of actual or deemed acceptance, be subject to any Latent Defects;

(b) CyDex, its Affiliates and its Third-Party Manufacturers are not a debarred entity and have not used and will not use in any capacity the services of any individual or entity debarred under 21 U.S.C. §335(a) or (b) of the Federal Food, Drug and Cosmetic Act in connection with its obligations hereunder;

(c) CyDex, its Affiliates and its Third-Party Manufacturers hold, and are operating in material compliance with, all permits, licenses, franchises, authorizations and clearances of the FDA and/or any other regulatory authority required in connection with the manufacture and supply of Captisol, except where the failure to so hold or be so operating does not have and would not reasonably be expected to have a material adverse effect on (i) CyDex and/or its ability to supply Captisol and/or (ii) Company and/or its ability to obtain Captisol and/or exploit Licensed Products;

(d) there are no actual or threatened enforcement actions relating to the manufacture and/or supply of Captisol against CyDex or its Affiliates by the FDA or any other federal, state or foreign regulatory authority. Further, CyDex does not know of any actual or threatened enforcement actions relating to the manufacture and/or supply of Captisol against any Third Party Manufacturers by the FDA or any other federal, state or foreign regulatory authority; and

(e) CyDex shall notify Company promptly if it becomes aware of any material facts or circumstances occurring after the Effective Date which it has reason to believe would have made the aforementioned representations and warranties untrue had they been given after the Effective Date.

5.2 Representations, Warranties. The provisions of Section 9.1 (Mutual Representations and Warranties) of the License Agreement are incorporated herein by reference as if fully set forth herein, with references therein to “this Agreement” being understood to refer to this Supply Agreement rather than to the License Agreement.

5.3 Disclaimer. The warranties set forth in this Section 5 are provided in lieu of, and each party hereby disclaims, all other warranties, express and implied, relating to the subject matter of this agreement or Captisol, including but not limited to the implied warranties of merchantability, non-infringement and fitness for a particular purpose. CyDex’s warranties under this Agreement are solely for the benefit of Company and may be asserted only by Company and not any Affiliate, Permitted Purchaser or other Third Party (other than a Company Indemnitee with respect to an indemnification claim). Company shall be solely responsible for all representations and warranties that Company or its Affiliates make to any Permitted Purchaser.

6. TERM AND TERMINATION.

6.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier as set forth herein, shall continue until the earlier of (a) termination of the License Agreement in its entirety or (b) 90 days after Company provides written notice to CyDex of its intent to terminate this Agreement for convenience. In any event, termination for convenience shall have no effect on outstanding purchase orders or Detailed Forecasts and the binding nature thereof. Notwithstanding the foregoing, Company shall have the right to terminate the Agreement with immediate effect in its entirety in the event a significant Licensed Product or Captisol has any significant efficacy or safety concerns, or to terminate the Agreement with immediate effect on a country-by-country basis if any regulatory approvals for Captisol and/or a significant Licensed Product are suspended or revoked in a country in the Territory, and Company reasonably believes that such occurrence will have a significant effect upon its Detailed Forecasts. In addition, if Company terminates the License Agreement as to any particular country pursuant to Section 13.2(b) or Section 14.6 thereof or terminates this Agreement pursuant to the foregoing sentence as to any particular country, the definition of “Territory” for purposes of this Agreement shall thereupon automatically and immediately be deemed amended to exclude such country, and CyDex shall have no further obligation to supply Captisol to Company for use or sale in such country.

6.2 Termination for Breach. If either party should violate or fail to perform any term or covenant of this Agreement, then the other party may give written notice of such default to the first party. If such party should fail to cure such default within 60 days (or 10 days with respect to any payment obligation) of the date of such notice, the other party shall have the right to terminate this Agreement by a second written notice (a “Notice of Termination”) to the first party. If Notice of Termination is sent to such first party, this Agreement shall automatically terminate on the effective date of such notice.

6.3 Termination for Bankruptcy. Either party may terminate this Agreement immediately upon written notice to the other party in the event that the first party has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy or makes an assignment for the benefit of creditors.

6.4 Effect of Termination. Upon the termination of this Agreement by CyDex under Section 6.2, (a) Company shall no longer have any rights to purchase Captisol, and (b) each party shall promptly return all relevant records and materials in its possession or control containing the other party’s Confidential Information with respect to which the former party does not retain rights hereunder; provided, however, that each party may retain one archival copy of such records and materials solely to be able to monitor its obligations that survive under this Agreement. Upon the termination of this Agreement by Company under Section 6.2, (i) a permanent Supply Interruption will be deemed to have occurred and Section 3.8(d) shall survive in perpetuity, including CyDex’s obligations under such subsection and Company’s right and license to manufacture and/or have manufactured Captisol.

6.5 Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either party to the other for acts or omissions before the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement. Such termination or expiration shall not relieve either party from obligations that are expressly indicated to survive termination or expiration of this Agreement, nor shall any termination or expiration of this Agreement relieve Company of its obligation to pay CyDex sums due in respect of Captisol shipped before termination or expiration of this Agreement. Sections 2.4 (Restrictions), 3.5 (Delivery), 3.6 (Quality Control; Acceptance and Rejection), 3.7 (Facilities and Inspections), 3.8(d) (Alternate Suppliers; to the extent set forth in Section 6.4), 3.9 (Product Recalls), 4.3 (Payments; Taxes), 5.2 (Representations, Warranties), 5.3 (Disclaimer), 6.4 (Effect of Termination), 6.5 (Survival) and 7 (General Provisions) shall survive termination or expiration of this Agreement.

7. GENERAL PROVISIONS.

The following Sections of the License Agreement are incorporated into this Agreement by this reference as if fully set forth herein, with references therein to “this Agreement” being understood to refer to this Supply Agreement rather than to the License Agreement: 4.2 (Taxes), 7.2 (Material Safety), 7.3 (Adverse Event Reporting), 8 (Confidentiality), 10 (Indemnification), 11 (Limitation of Liability), 12 (Management of Intellectual Property), and 14 (General Provisions).

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IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Charles Berkman

Name:	Charles Berkman
Title:	VP and Secretary

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold

Name:	Daniel P. Gold
Title:	President & Chief Executive Officer

EXHIBIT A

PURCHASE PRICES FOR CAPTISOL

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EXHIBIT B: SPECIFICATIONS

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